 Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Wenbin Zhu, Chief Financial Officer	CCG Investor Relations
China SHESAYS Medical Cosmetology Inc.
Tel: +86-135-1816-1269	Crocker Coulson, President
E-mail: zwb10305@126.com	Tel: +1-646-213-1915
Web Site: www.xichan.cn	E-mail: crocker.coulson@ccgir.com

Linda Salo, Senior Financial Writer
Tel: +1-646-922-0894
E-mail: linda.salo@ccgir.com

Web Site: http://www.ccgir.com

China SHESAYS Announces Third Quarter 2010 Results

CHENGDU, China, November 16, 2010 – China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) (“China SHESAYS” or the “Company”), which operates a network of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, China, today announced its unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

  Revenue increased 34.5% year-over-year to $3.2 million

  Gross profit increased 25.3% year-over-year to $2.2 million

  Net income was $0.4 million, or $0.02 per diluted share

  Completed a share-exchange transaction to list on the OTC Bulletin Board

  Opened two new outpatient clinics in Leshan and Yibin cities in Sichuan province in August 2010

“We continued to experience strong demand for our medical cosmetology services thanks to our strong brand equity, high standard of quality, experience medical team and safety in our medical procedures, which resulted in continued growth in our revenues during the third quarter,” commented by Mr. Yixiang Zhang, Chairman and Chief Executive Officer. “During the quarter, we achieved several milestones that strategically positioned us for strong future growth. First, we became the first Chinese company in the medical cosmetology industry to list on a US stock exchange. Second, we opened new clinics in additional Tier II cities in Sichuan province, which represents a first step to roll out our unique chain of clinics and hospitals, thereby expanding our presence in these underdeveloped markets.”

Third Quarter 2010 Results

For the quarter ended September 30, 2010, customer service revenue increased 34.5% to $3.2 million from $2.4 million in the comparable period of 2009 due to a continued growth in customer base and demand for the Company’s cosmetology services. On a sequential basis, revenue increased 15.6% to from $2.7 million for the three months ended June 30, 2010 as the summer is traditionally a strong season for cosmetic procedures.

The Company’s gross profit increased 25.3% to $2.2 million in the third quarter of 2010 compared to $1.8 million in the same period of 2009. Gross margin declined to 68.8% from 73.8% in the third quarter of 2009. Although there was a slight decline in gross margin, the company still shows relatively high earnings ability compared to the industry.

For the third quarter of 2010, operating expenses increased 73.1% to $1.6 million, or 49.3% of revenue, from $0.9 million, or 38.3% of revenue, in the third quarter of 2009. The increase was primarily due to the Company’s enhanced marketing efforts and higher professional fees associated with being a public company. Noticeably, advertising costs for the third quarter of 2010 increased 363.3% to $0.5 million, or 16.3% of revenue, from $0.1 million, or 4.7% of revenue, for the same period of 2009. The increase was mainly due to the management’s efforts to strengthen the marketing activities in order to increase sales. Selling, general and administrative expenses increased 12.3% to $0.9 million, or 26.8% of revenue, from $0.8 million, or 32.1% of revenue, for the same period of 2009. On a sequential basis, total operating expenses declined to 49.3% of sales from 53.7% in the second quarter of 2010.

As a result, operating income decreased 26.2% to $0.6 million compared to $0.8 million in the third quarter of 2009.

Net income decreased 46.7% to $0.4 million, or $0.02 per diluted share, for the three months ended September 30, 2010 compared to $0.8 million, or $0.06 per diluted share, for the same period of 2009. Weighted average diluted shares outstanding increased to 16.4 million shares from 13.5 million shares in the third quarter of 2009.

The effective tax rate for the Company for the three months ended September 30, 2010 and 2009 was 31.5% and 7.3%, respectively. The increase was primarily due to the expiration of the 10% income tax rate in 2009. From 2010 onwards, China Shesays has an income tax rate of 25%.

Nine Months Results

Revenue for the nine months ended September 30, 2010, increased 35.5% to $9.2 million compared to $6.8 million in the same period of 2009. Gross profit increased 36.2% to $6.7 million from $4.9 million a year ago. Gross margin improved 30 basis points to 72.4% for the nine months ended September 30, 2010, compared to 72.1% for the same period of 2009. Operating income grew 11.2% to $2.7 million from $2.4 million in the first nine months of 2009. Net income decreased 16.8% to $1.9 million, or $0.12 per diluted share compared to net income of $2.2 million, or $0.17 per diluted share, for the first nine months of 2009. Weighted average diluted shares outstanding increased to 15.4 million shares from 13.5 million shares in the first nine months of 2009.

Financial Condition

As of September 30, 2010, cash and cash equivalents totaled $1.1 million compared to $1.4 million as of December 31, 2009. Total assets were at $8.0 million versus total liabilities of $3.3 million on September 30, 2010. Stockholders’ equity was $4.6 million compared to $2.6 million as of December 31, 2009. Net cash generated from operating activities was $2.1 million for the nine months ended September 30, 2010, compared to $2.4 million generated from operating activities for the nine months ended September 30, 2009.

Recent Events

  On November 12, 2010, China SHESAYS announced that it has completed an offering of 600,000 shares of the Company’s common stock at a price of $2.00 per share to a group of investors in a private placement transaction. The offering resulted in gross proceeds of $1.2 million to the Company. The Company expects to use the net proceeds from the transaction for expansion of network and working capital requirements.

  On November 3, 2010, the Company announced that it recently opened another new outpatient clinic in Zigong city in Sichuan province.

Business Outlook

“We are excited about the future of medial cosmetology in China and the vast opportunities present in many Tier II and Tier III Chinese cities with rapid economic growth. Our recent debut in Zigong city, Sichuan province is another reflection of our long-time strategy to expand our network in regional markets in Southwest China,” commented Mr. Zhang. “As we continue to scale up revenues, we remain confident that our gross margin will remain at attractive levels as we leverage our unique chain operations involving hospitals, clinics and skincare centers to improve economies of scale and operating efficiency and maintain our competitive advantage.”

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry and cosmetic Traditional Chinese Medicine (“TCM”). Headquartered in Chengdu, China, China SHESAYS has become one of the fastest growing cosmetology businesses in China and it is one of the most renowned cosmetology hospital chains in Sichuan province. Currently, the Company serves more than 20,000 patients each year. For more information about the Company, contact CCG Investor Relations or visit the Company’s website at www.xichan.cn.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections the Company’s management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning the Company’s market and industry segment growth and penetration and demand; the acceptance of the Company’s cosmetic services and products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance, including earning ability; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company’s ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.

Financial Tables Follow

CHINA SHESAYS MEDICAL COSMETOLOGY INC. AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2010	2009
	Consolidated	Combined
	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$1,054,501	$1,371,732
Inventories, net	485,692	335,932
Due from stockholders	52,821	-
Other current assets and prepaid expenses	1,673,139	526,507
Total Current Assets	3,266,153	2,234,171

OTHER ASSETS	242,681	-

PROPERTY AND EQUIPMENT, NET	4,497,538	1,629,661

TOTAL ASSETS	$8,006,372	$3,863,832

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$603,711	$508,643
Notes payable	895,776	42,659
Deferred revenue	30,283	24,254
Other payables and accrued liabilities	1,007,917	655,913
Income tax payable	705,089	54,428
Sales tax payable and other taxes payable	55,619	7,260
Due to a related company	-	20,555
Total Current Liabilities	3,298,395	1,313,712

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
China Shesays Stockholder's equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of September 30, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 65,849,200 shares authorized, 18,000,012 shares issued as of September 30, 2010 and 13,500,012 shares issued as of December 31, 2009	18,000	13,500
Additional paid in capital	1,057,082	1,011,153
Retained earnings
Unappropriated	3,244,998	1,373,765
Appropriated	151,284	151,284
Accumulated other comprehensive income	90,411	418
Total China Shesays Stockholders' Equity	4,561,775	2,550,120
Noncontrolling interests	146,202	-
Total Equity	4,707,977	2,550,120

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,006,372	$3,863,832

CHINA SHESAYS MEDICAL COSMETOLOGY INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended		Nine months ended
	September, 30		September, 30
	2010	2009	2010	2009
	Consolidated	Combined	Consolidated	Combined

CUSTOMER SERVICE REVENUE	$3,197,490	$2,377,600	$9,210,165	$6,794,850

COST OF REVENUE
Cost of service revenue	(896,097)	(572,099)	(2,289,436)	(1,748,158)
Depreciation	(101,957)	(50,481)	(248,224)	(146,229)
Total Cost of Revenue	(998,054)	(622,580)	(2,537,660)	(1,894,387)

GROSS PROFIT	2,199,436	1,755,020	6,672,505	4,900,463

OPERATING EXPENSES
Selling, general and administrative expenses	857,809	763,531	2,119,718	1,832,372
Advertising costs	520,612	112,378	1,205,331	508,222
Professional and consultant fees	152,945	2,103	531,851	47,374
Depreciation	44,494	32,114	122,567	90,387
Total Operating Expenses	1,575,860	910,126	3,979,467	2,478,355

INCOME FROM OPERATIONS	623,576	844,894	2,693,038	2,422,108

OTHER INCOME (EXPENSES)
Other income	24	85	641	49,546
Interest income	1,809	-	4,399	907
Interest expenses	(13,844)	-	(35,450)	-
Imputed interest	-	(256)	(247)	(770)
Other expenses	(20,654)	(20,052)	(95,623)	(50,366)
Total Other Expenses, net	(32,665)	(20,223)	(126,280)	(683)

INCOME FROM OPERATIONS BEFORE TAXES	590,911	824,671	2,566,758	2,421,425
Add (less):
Income tax expenses	(186,492)	(60,017)	(698,565)	(171,676)
Net loss attributable to noncontrolling interests	3,040	-	3,040	-
NET INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	407,459	764,654	1,871,233	2,249,749

OTHER COMPREHENSIVE INCOME (LOSS)
Total foreign currency translation gain	74,071	1,968	90,047	1,697
Less: foreign currency gain attributable to
noncontrolling interests	(54)	-	(54)	-
Foreign currency translation gains attributable
to China Shesays common stockholders	74,017	1,968	89,993	1,697
COMPREHENSIVE INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	$481,476	$766,622	$1,961,226	$2,251,446
Net income per share-basic and diluted	$0.02	$0.06	$0.12	$0.17

Weighted average number of shares outstanding during the period
- basic and diluted	16,377,056	13,500,012	15,428,576	13,500,012

CHINA SHESAYS MEDICAL COSMETOLOGY INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	September 30,
	2010	2009
	Consolidated	Combined

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,871,233	$2,249,749
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation - cost of revenue	248,224	146,229
Depreciation - operating expenses	122,567	90,387
Loss on disposal of property and equipment	8,769	-
Imputed interest	247	770
Minority interest	(3,040)	-
Changes in operating assets and liabilities
(Increase) decrease in:
Inventories	(140,305)	(155,627)
Other current assets and prepaid expenses	(1,115,989)	(1,446)
Increase (decrease) in:
Accounts payable	83,039	80,261
Deferred revenue	5,430	3,707
Other payables and accrued liabilities	332,512	177,308
Income tax payable	641,845	92,680
Sales tax payable and other taxes payable	48,127	(325,533)
Net cash provided by operating activities	2,102,659	2,358,485

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,164,408)	(435,346)
Other assets	(238,469)	-
Due from stockholders	(52,821)	(57,080)
Net cash used in investing activities	(3,455,698)	(492,426)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank loan borrowed	880,230	73,125
Bank loan repaid	(42,789)	-
Due to related companies	(20,618)	(83,975)
Due to stockholders	-	(726,261)
Contribution by stockholders	50,182	731,294
Contribution by minority stockholder	149,296	-
Net cash provided by (used in) financing activities	1,016,301	(5,817)

EFFECT OF EXCHANGE RATES ON CASH	19,507	816

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(317,231)	1,861,058

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,371,732	40,411

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,054,501	$1,901,469

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expenses	$35,450	$-
Cash paid for income tax	$56,720	$78,996

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